Exhibit 99.5

Vista Equity Partners Fund VII, L.P.

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

October 11, 2022

Oranje Holdco, LLC

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Christina Lema and Rod Aliabadi

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, by and among Oranje Holdco, LLC, a Delaware limited liability company (“Parent” or “you”), Oranje Merger Sub, Inc., a Delaware corporation (“Merger Sub” and together with Parent, the “Buyer Parties”), and KnowBe4, Inc., a Delaware corporation (the “Company”), and that certain Support Agreement, dated as of the date hereof, by and among the Company, the Investor (as defined herein) and Parent (the “Support Agreement”). Capitalized terms used, but not otherwise defined, in this letter shall have the meanings ascribed to such terms in the Merger Agreement.

1. We are pleased to advise you that Vista Equity Partners Fund VII, L.P., a Delaware limited partnership (“Investor”), hereby agrees, conditioned upon (i) the satisfaction, or written waiver by Parent, of all conditions to the obligations of the Buyer Parties to consummate the Merger as set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver by Parent (to the extent permitted thereunder and under the Support Agreement) of such conditions), (ii) the substantially contemporaneous funding of the Debt Financing at the Closing, and (iii) the substantially contemporaneous consummation of the Merger, to contribute to Parent, at or prior to the Closing in accordance with the terms and subject to the conditions set forth in this letter, directly or indirectly through one or more of its affiliated funds to be designated by it, an aggregate amount up to $468,701,944 (the “Commitment”) in cash in immediately available funds (subject to any reduction in accordance with the terms set forth in the last sentence of this paragraph 1), it being understood and agreed that Investor shall not, under any circumstances, be obligated under this letter to (or be obligated to cause any other Person to) contribute to, purchase equity from or otherwise provide funds to Parent (or any other Person in respect of the transactions contemplated by the Merger Agreement) in an aggregate amount in excess of the Commitment. The proceeds of the Commitment shall be used by Parent solely to satisfy the Buyer Parties’ obligations under the Merger Agreement. The amount of the Commitment may be reduced by Parent (a) on a dollar-for-dollar basis by the amount of any cash, cash equivalents and marketable securities of the Company on hand as of the Closing that is available to be used in connection with the transactions contemplated by the Merger Agreement (but solely to the extent it will be possible, notwithstanding such reduction, for the Buyer Parties to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof), (b) in an amount specified by Parent and agreed to by the Investor solely to the extent it will be possible, notwithstanding such reduction, for the Buyer Parties to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof, and/or (c) on a dollar-for-dollar basis by the amount of any third-party financing obtained by Parent or any of its Affiliates at or prior to the Closing, as applicable and to the extent agreed by Investor; provided, however, that the Commitment shall not be reduced pursuant to this clause (c) unless and until such third party financing is funded at the Closing. Notwithstanding the prior sentence, the amount of the Commitment may not be reduced pursuant to the foregoing clause (b) or (c) in a manner that would reasonably be expected to impair, delay or prevent the consummation of the Merger.

2. Except as set forth in paragraph 4, the Commitment is solely for the benefit of Parent and is not intended (expressly or impliedly) to confer any benefits on, or create any rights in favor of, any other Person. Nothing set forth in this letter contains or gives, or shall be construed to contain or to give, any Person (other than Investor, Parent and the Company), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the commitments set forth herein, nor shall anything in this letter be construed, to confer any rights, legal or equitable, in any Person other than Investor, Parent and the Company. Without limiting the foregoing, none of the creditors of Investor, any of the Buyer Parties or any of their respective Affiliates shall have any direct or indirect right to enforce this letter or to cause Parent to enforce this letter, other than as provided in and in accordance with paragraph 4.

3. Investor’s obligation to fund the Commitment will terminate and expire on the earliest to occur of (i) immediately following the later of the Effective Time and the deposit of the Exchange Fund pursuant to Section 2.9(b) of the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with the terms thereof, (iii) the occurrence of any event that terminates the Guarantor’s (as defined in the Guarantee) obligations or liabilities under Section 6 of the Guarantee (as defined below), (iv) the date as of which Investor or its assigns funds an amount equal to the Commitment hereunder (but such termination and expiration will occur only after such funding), (v) the date on which any Legal Proceeding is brought by the Company under or with respect to (x) the Guarantee (as defined below), or (y)(A) any Guarantor (as defined in the Guarantee or any Other Guarantee) (in its capacity as such) or (B) any Guarantor Affiliate (as defined in the Guarantee or any Other Guarantee) (in its capacity as such) (in each case of (A) and (B) other than in respect of a Guaranteed Obligation (as defined in the Guarantee or any Other Guarantee) or a Legal Proceeding for specific performance under and in accordance with the terms of this letter and the Merger Agreement), (vi) the valid termination of the Support Agreement by Investor pursuant to Section 3 thereof, or (vii) the date on which any other Legal Proceeding is brought by the Company in connection with this letter, the Guarantee, the Support Agreement, the Merger Agreement or any transaction contemplated hereby or thereby or otherwise relating thereto, or is brought by the Company against Investor or any Affiliate thereof (other than an ordinary course commercial dispute with any portfolio company of Investor or any Affiliate thereof), in each case other than Guarantee Claims, Merger Agreement Claims or Equity Commitment Claims (in each case, as defined in the Guarantee) (such earliest date, the “Commitment Expiration Date”); provided, that Investor will not be liable for a breach of its obligations to fund the Commitment under paragraph 1 of this letter unless Parent is also liable for a breach of the Merger Agreement; provided, further, that to seek recovery from Investor for any such breach of this letter, a Legal Proceeding must be commenced against Investor with respect thereto in a court of competent jurisdiction no later than thirty (30) days following the termination of the Commitment hereunder. From and after the Commitment Expiration Date, neither Investor nor any Non-Recourse Parent Party (as defined below) shall have any further liability or obligation to any Person hereunder; provided, however, that, for the avoidance of doubt, such termination shall not, in and of itself, relieve any Person of any liability or obligation it may have under the Guarantee; provided, further, that any Legal Proceeding or claim commenced by the Company in a court of competent jurisdiction within thirty (30) days following the Commitment Expiration Date and arising out of a purported breach of this letter shall survive any termination of the Commitment until the final and non-appealable resolution of such Legal Proceeding or claim, otherwise no rights of the Company shall survive the Commitment Expiration Date.

4. This letter shall inure to the benefit of and be binding upon Parent and Investor. Investor acknowledges that (i) Parent shall be entitled to specifically enforce the obligations of Investor to satisfy the Equity Commitment when all of the conditions to funding the Commitment set forth in this letter have been satisfied, and (ii) the Company is an express third party beneficiary hereof (including, without limitation, with respect to Investor’s representations, warranties, covenants, and agreements contained in this letter) entitled to specifically enforce the obligations of Investor against Investor to the full extent hereof in connection with the Company’s exercise of its rights under and in accordance with Section 9.10(b) of the Merger Agreement and, in connection therewith, the Company has the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause the Parent to cause, or to directly cause, Investor to fund, directly or indirectly, the Commitment as, and only to the extent permitted by, this letter, in each case when all of the conditions to funding the Commitment set forth in this letter have been satisfied and in connection with the exercise of its rights under and in accordance with Section 9.10(b) of the Merger Agreement, and the Company shall have no other rights or remedies hereunder. Investor accordingly agrees, subject in all respects to Section 9.10(b) of the Merger Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Investor further agrees that the Company shall not be required to post a bond or undertaking in connection with such order or injunction sought in connection with the Company’s exercise of its rights under and in accordance with the terms of Section 9.10(b) of the Merger Agreement or under and in accordance with this letter. Investor acknowledges and agrees that (a) Parent is delivering a copy of this letter to the Company and that the Company is relying on the obligations and commitments of Investor hereunder in connection with the Company’s decision to enter into and consummate the transactions contemplated by the Merger Agreement, (b) the availability of monetary damages from the Buyer Parties in the Merger Agreement and the Guarantors in the provisions set forth in the Guarantees (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of Investor’s obligations to fund the Commitment in accordance with the terms of this letter and (ii) shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific enforcement to cause Parent to cause, or to directly cause, Investor to fund, directly or indirectly, the Commitment under this letter, and to cause the Buyer Parties to consummate the transactions contemplated by the Merger Agreement under Section 9.10(b) of the Merger Agreement, and (c) the right of specific performance under this letter and Section 9.10(b) of the Merger Agreement are an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company would not have entered into the Merger Agreement. For the avoidance of doubt, the remedies available to the Company under Section 9.10(b) of the Merger Agreement and under this letter shall be in addition to any other remedy to which the Company is entitled, and the election to pursue any injunction or specific performance under Section 9.10(b) of the Merger Agreement and/or this letter shall not restrict, impair or otherwise limit the Company from receiving monetary damages pursuant to Section 9.10(b) of the Merger Agreement in lieu of specific performance; provided, that, without limiting the ability of the Company to seek both remedies, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 9.10(b) of the Merger Agreement that results in the occurrence of the Closing and payment of monetary damages from the Buyer Parties pursuant to the Merger Agreement. Except for the rights of the Company set forth in this paragraph 4, nothing in this letter, express or implied, is intended to confer upon any Person other than Parent, Investor and the Company any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter or to confer upon any Person any rights or remedies against any Person other than Investor under or by reason of this letter. Without limiting the foregoing, no Person (other than Parent or the Company only on the terms, and subject to the limitations, set forth in this paragraph 4 and Section 9.10(b) of the Merger Agreement, as applicable) shall have any right to specifically enforce this letter or to cause Parent to specifically enforce this letter.

5. None of Investor, Parent or the Company may assign their respective rights, interests or obligations hereunder to any other person without the prior written consent of the Company (in the case of an assignment by Investor or Parent) or Investor (in the case of an assignment by the Company), and any attempted assignment without such required consent shall be null and void and of no force or effect; provided, however, that Investor reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to assign any portion of the Commitment to one or more of its Affiliates, financing sources or other investors, and only upon the actual funding of such assigned portion of the Commitment to Parent in accordance with this letter effective upon the Closing, Investor shall have no further obligation to Parent (or any other person) with respect to such funded assigned portion. Notwithstanding the foregoing, Investor acknowledges and agrees that, except to the extent otherwise agreed in writing by the Company, any such assignment shall not relieve Investor of its obligation to invest the full amount of the Commitment. Subject to the foregoing, all of the terms and provisions of this letter shall inure to the benefit of and be binding upon the parties hereto and the Company and their respective successors and permitted assigns.

6. Concurrently with the execution and delivery of this letter, Investor is executing and delivering to the Company a Limited Guarantee, dated as of the date hereof (the “Guarantee”), in favor of the Company in respect of 21.49% of the Buyer Parties’ obligations under the Merger Agreement to pay the Parent Termination Fee and other payment obligations under the Merger Agreement as set forth therein, in each case pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement and the Guarantee. The Company’s remedies against Investor under the Guarantee and against the Other Guarantors under the Other Limited Guarantees (as such terms are defined in the Guarantee), the Company’s rights to specific performance under this letter and the Company’s remedies against the Buyer Parties under the Merger Agreement and/or against Vista Equity Partners Management, LLC (“Vista Management”) under the Confidentiality Agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to the Company or any of its Affiliates against (i) Investor or any of the Buyer Parties and (ii) any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, agent, advisor, Affiliate, member, manager, general or limited partner or assignee of Investor or any of the Buyer Parties or any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, agent, general or limited partner, member, manager, Affiliate, representative or assignee of any of the foregoing (other than Investor to the extent provided in the Guarantee and this letter and the Buyer Parties to the extent provided in the Merger Agreement) (each of such persons and entities described in clause (ii), excluding Investor and each of the Buyer Parties, being referred to as a “Non-Recourse Parent Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter or the Merger Agreement or any of the transactions contemplated hereby or thereby, including in the event any of the Buyer Parties breaches its obligations under the Merger Agreement, whether or not such Buyer Party’s breach is caused by Investor’s breach of its obligations under this letter. Notwithstanding anything to the contrary set forth in this paragraph or in the Guarantee, the Company, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in paragraph 4 of this letter, may cause the Buyer Parties to, or to directly, cause the Commitment to be funded as, and only to the extent, permitted by the exercise of the Company’s rights under Section 9.10(b) of the Merger Agreement or on the terms, and subject to the conditions, set forth in paragraphs 1 and 3 of this letter. Notwithstanding anything to the contrary contained herein or in the Guarantee, subject to the Company’s ability to seek both remedies, under no circumstance shall the Company be permitted or entitled to receive both a grant of (a) specific performance to fund the Commitment that results in the consummation of the Closing and (b) any monetary damages (including payment of the Parent Termination Fee).

7. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, and notwithstanding the fact that Investor is a limited partnership, Parent covenants, agrees and acknowledges that no Person other than Investor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith or therewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any Non-Recourse Parent Party for any obligations of Investor under this letter or for any claim based on, in respect of or by reason of any such obligations or their creation, through any Buyer Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Under no circumstances shall Investor be liable to the Company or any other Person for consequential, punitive, exemplary, multiple, special or similar damages, or for lost profits.

8. This letter, the Merger Agreement, the Confidentiality Agreement, the Support Agreement and the Guarantee reflect the entire understanding of the parties with respect to the subject matter hereof and thereof and shall not be contradicted or qualified by any other, and supersedes each other, agreement, oral or written, before the date hereof. This letter may not be waived, amended or modified except by an instrument in writing signed by each of the parties hereto and the Company. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this letter, or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No failure or delay by any party or the Company in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary set forth herein, neither this letter nor the Commitment shall be effective unless there has been prior or concurrent execution and delivery of the Merger Agreement by each of the parties thereto.

9. Notwithstanding anything that may be expressed or implied in this letter, each of Parent and the Company, by its acceptance, directly or indirectly, of the benefits of this letter, covenants, agrees and acknowledges that no Person other than the undersigned shall have any obligation hereunder and that no recourse hereunder, under the Merger Agreement, or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, agent, advisor, Affiliate, member, manager, general or limited partner or assignee (other than a permitted assignee of the Commitment hereunder) of the undersigned (and to the extent a portion of the Commitment is assigned to one or more permitted assignees, such permitted assignees) or any former, current or future direct or indirect equity holder, equity financing source, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, representative or assignee (other than a permitted assignee of the Commitment hereunder) of any of the foregoing (other than Investor and each of the Buyer Parties) (each of such persons and entities (excluding Investor and each of the Buyer Parties), a “Related Person”), whether by or through attempted piercing of the corporate veil, or by or through a claim by or on behalf of the Company against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Person in connection with this letter, the Merger Agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Related Person shall be a third party beneficiary of the provisions set forth in paragraph 9.

10. This letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with their execution of the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned or as required by applicable Law. Without limiting the foregoing, the Company and each party hereto may disclose this letter (i) to the extent required by the applicable rules of any national securities exchange or required (or requested by the SEC) in connection with any SEC filings relating to the Merger, (ii) by interrogatory, subpoena, civil investigative demand or similar process or (iii) in connection with enforcing this letter, the Guarantee or the Merger Agreement.

11. Section 9.11 (Governing Law) and, subject to paragraph 12 below, Section 9.12(a) (General Jurisdiction) of the Merger Agreement are incorporated by reference herein mutatis mutandis.

12. Section 9.13 (Waiver of Jury Trial) of the Merger Agreement is incorporated by reference herein mutatis mutandis.

All communications to Parent in relation to this letter should be addressed to:

Orange Holdco, LLC c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111

Attn:	Rod Aliabadi
Nick Prickel
Christina Lema
Email:	[***]
[***]
[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022

Attn:	David M. Klein, P.C.
Chelsea Darnell
Email:	[***]
[***]

and

Kirkland & Ellis LLP 555 California Street, Suite 2900
San Francisco, CA 94104

Attn:	Stuart E. Casillas, P.C.
Ari Levi
Email:	[***]
[***]

All communications to the Investor in relation to this letter should be addressed to:
Vista Equity Partners Fund VII, L.P. c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111

Attn:	Rod Aliabadi
Nick Prickel
Christina Lema
Email:	[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022

Attn:	David M. Klein, P.C.
Chelsea Darnell
Email:	[***]

and

Kirkland & Ellis LLP 555 California Street, Suite 2900
San Francisco, CA 94104

Attn:	Stuart E. Casillas, P.C.
Ari Levi
Email:	[***]

13. Each party to this letter hereby represents and warrants with respect to itself to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver and perform this letter, (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor, (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational documents, (ii) violate any applicable Law, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by it of the transactions contemplated by this letter on a timely basis, and (f) all approvals of, filings with and notifications to, any Governmental Authority or any other Person necessary for the due execution, delivery and performance of this letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance by it of this letter. In addition, Investor represents and warrants to Parent that Investor (x) has uncalled capital commitments equal to or in excess of the Commitment and its limited partners or other investors have the obligation to fund such capital, and access to funds necessary to fulfill the Commitment under this letter shall be available to Investor for as long as this letter and the Commitment hereunder shall remain in effect and (y) is fully familiar with the Merger Agreement, the Support Agreement and the respective other documents and instruments delivered in connection therewith. Investor covenants and agrees that (A) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of the foregoing representations and warranties to become untrue, and (B) in the event that Investor is required to make payments pursuant to the terms of this letter, it will call capital from the partners of Investor or its Affiliates or otherwise obtain funds in such amounts and at such times as necessary to fulfill its obligations under the terms of this letter. All representations, warranties, covenants and agreements of Investor contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the Commitment Expiration Date.

14. Each party acknowledges and agrees that (a) this letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of Investor under this letter are solely contractual in nature.

15. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions of paragraphs 6, 7, 8 and 9 of this letter. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Each party agrees that it will use its reasonable best efforts to cooperate with the other parties to this letter in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

16. This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement (including by electronic transmission, by facsimile or email in .pdf format).

[Signature page follows.]

If you are in agreement with the terms of this letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

VISTA EQUITY PARTNERS FUND VII, L.P.

By:	Vista Equity Partners Fund VII GP, L.P.
Its:	General Partner

By	VEPF VII GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Director

Accepted and agreed to as of

the date first above written:

ORANJE HOLDCO, LLC

By:	/s/ Nicholas Prickel
Name:	Nicholas Prickel
Title:	Vice President